                                                                    Exhibit 99.5

               END OF OFFERING PSB HOLDINGS, INC. WEBSITE MESSAGE

                         STOCK ISSUANCE PLAN INFORMATION


The PSB Holdings, Inc. stock offering closed on ___________, 2004. The results of the offering are as follows:
______________________________________________________________.

Interest and refund [if applicable] checks will be mailed out on ________________ by regular mail. No special mailing instructions will be accepted.

Allocations will be made available beginning at ______ on ________________. [If applicable]

Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify such on your certificate prior to trading your shares. [if applicable]

The transfer agent for PSB Holdings, Inc. will be _____________ Company in _____________, __________ and the phone number for their Investor Relations Department is 1-800-___-____.

We anticipate trading to begin on ____________, 2004 on the Nasdaq National Market under the symbol "____."

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY PSB HOLDINGS, INC., PUTNAM SAVINGS BANK, PUTNAM BANCORP, MHC, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

   INITIAL PUTNAM SAVINGS BANK WEBSITE MESSAGE TO COMMENCE ____________, 2004


                       PLAN OF STOCK ISSUANCE INFORMATION


PSB Holdings, Inc., the holding company for Putnam Savings Bank is pleased to announce that materials were mailed on ______________, 2004 regarding its Stock Issuance Plan. If you were a depositor as of March 31, 2003, June 30, 2004, and or July 31, 2004, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

Information, including a prospectus, regarding PSB Holdings, Inc.'s stock offering is also enclosed. The Subscription Offering has commenced and continues until 5:00 p.m. on, ____________, 2004, at which time all orders must be RECEIVED if you want to subscribe for stock.

Depending upon the outcome of the Subscription Offering on ___________, 2004 our best estimate at this time for trading of the PSB Holdings, Inc. stock (NASDAQ National Market - "XXXX") is late September or early October. As described in the prospectus, it could trade later than anticipated. Upon completion of the stock offering, we will update this website with the results of the offering.

If you have questions regarding the offering, please call our Stock Information Center at (860) ___-____.


THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED BY PSB HOLDINGS, INC., PUTNAM SAVINGS BANK, PUTNAM BANCORP, MHC, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

______________, 2004


Dear Depositor and Friends of Putnam Savings Bank:

We are pleased to announce that PSB Holdings, Inc., the holding company for Putnam Savings Bank, is offering shares of its common stock in a subscription offering pursuant to a Stock Issuance Plan.

Because we believe you may be interested in learning more about the merits of PSB Holdings, Inc. common stock as an investment, we are sending you the following materials which describe the offering:

     PROSPECTUS: This document provides detailed information about Putnam Savings Banks operations and the proposed offering of PSB Holdings, Inc. common stock.

     STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 5:00 p.m., Connecticut Time, on _____ __, 2004.

As a depositor of Putnam Savings Bank as of March 31, 2003, June 30, 2004 and/or July 31, 2004, you will have the opportunity to buy common stock directly from PSB Holdings, Inc. in the offering without paying a commission or fee. If you have additional questions regarding the stock issuance, please call us at (860) ___-___, Monday through Friday from 9:00 a.m. to 4:00 p.m.., Connecticut Time, or stop by the Stock Information Center located in our main office at 40 Main Street, Putnam, Connecticut.

We are pleased to offer you this opportunity to become a stockholder of PSB Holdings, Inc.

Best Regards,


Thomas A. Borner
Chairman of the Board


THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY PSB HOLDINGS, INC., PUTNAM SAVINGS BANK, PUTNAM BANCORP, MHC, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

KEEFE, BRUYETTE & WOODS
SPECIALISTS IN FINANCIAL SERVICES


TO DEPOSITORS AND FRIENDS
OF PUTNAM SAVINGS BANK

Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc., is assisting PSB Holdings, Inc., the holding company for Putnam Savings Bank, in offering shares of its common stock in a subscription offering pursuant to its Stock Issuance Plan.

At the request of PSB Holdings, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of PSB Holdings, Inc. common stock being offered to customers of Putnam Savings Bank and various other persons until 5:00 p.m., Connecticut Time, on _______ __, 2004. Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering. PSB Holdings, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center located at 40 Main Street in Putnam, Connecticut, Monday through Friday from 9:00 a.m. to 4:00 p.m., or feel free to call the Stock Information Center at (860) ___-____.

Very truly yours,


Keefe, Bruyette & Woods, Inc.


THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY PSB HOLDINGS, INC., PUTNAM SAVINGS BANK, PUTNAM BANCORP, MHC, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

_________________________, 2004


Dear Prospective Investor:

We are pleased to announce that PSB Holdings, Inc., the holding company for Putnam Savings Bank, is offering shares of its common stock in a subscription offering pursuant to a Stock Issuance Plan.

We have enclosed the following materials that will help you learn more about the merits of PSB Holdings, Inc. common stock as an investment. Please read and review the materials carefully.

     PROSPECTUS: This document provides detailed information about Putnam Savings Bank's operations and the proposed offering of PSB Holdings, Inc. common stock.

     STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 5:00 p.m., Connecticut Time, on _____ __,
     ____.

We invite you and certain depositors and borrowers to become stockholders of PSB Holdings, Inc. Through this offering, you have the opportunity to buy stock directly from PSB Holdings, Inc. without a commission or a fee.

If you have additional questions regarding the stock issuance, please call us at
(860) ___-____ Monday through Friday from 9:00 a.m. to 4:00 p.m., Connecticut Time, or stop by our Stock Information Center located in our main office at 40 Main Street in Putnam, Connecticut.

Best Regards,


Thomas A Borner
Chairman of the Board


THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY PSB HOLDINGS, INC., PUTNAM SAVINGS BANK, PUTNAM BANCORP, MHC, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

FACTS ABOUT STOCK ISSUANCE

The Board of Directors of PSB Holdings., Inc. the holding company for Putnam Savings Bank, unanimously adopted a Stock Issuance Plan to issue stock to certain Putnam Savings Bank depositors and possibly members of the community.

This brochure answers some of the most frequently asked questions about the stock issuance and about your opportunity to invest in the common stock of PSB Holdings, Inc.

Investment in the common stock of PSB Holdings, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, PROSPECTIVE INVESTORS ARE URGED TO READ THE ACCOMPANYING PROSPECTUS, especially the discussion under the heading "Risk Factors."

WHAT EFFECT WILL THE STOCK ISSUANCE HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The stock issuance will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the stock issuance. Contractual obligations of borrowers of Putnam Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL PUTNAM SAVINGS BANK'S DEPOSITORS BE REQUIRED TO PURCHASE STOCK IN THE OFFERING?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no impact on his or her standing as a customer of Putnam Savings Bank. The stock issuance will allow depositors of Putnam Savings Bank an opportunity to buy common stock and become stockholders of PSB Holdings, Inc.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING?

Certain past and present depositors of Putnam Savings Bank are eligible to purchase common stock in the subscription offering.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

PSB Holdings, Inc. is offering up to 2,686,688 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share through the prospectus.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares. The maximum individual purchase is 25,000 shares. No person, together with associates of, and persons acting in concert with that person, may purchase more than 350,000 shares, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

No. Like any other common stock, PSB Holdings, Inc.'s common stock will not be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet. Your order must be received by 5:00 p.m., Connecticut Time, on
_____ __ ____.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order. Interest will be paid by Putnam Savings Bank on these funds at the passbook savings rate from the day the funds are received until the completion or termination of the stock issuance. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at Putnam Savings Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the stock issuance. THERE IS NO PENALTY FOR WITHDRAWAL FROM A CERTIFICATE OF DEPOSIT.

CAN I PURCHASE STOCK USING FUNDS IN MY PUTNAM SAVINGS BANK IRA ACCOUNT?

Federal regulations do not permit the purchase of common stock in connection with the conversion from your existing Putnam Savings Bank IRA account. Please call our Stock Information Center at (877) 848-4663 for additional information at your earliest convenience if you would like to utilize IRA funds. In order to utilize the funds in your Putnam Savings Bank IRA account for the purchase of PSB Holdings, Inc. common stock, you must execute a trustee-to-trustee transfer with a self-directed IRA provider. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

The Board of Directors of PSB Holdings, Inc. currently intends to consider a policy of paying cash or stock dividends. However, no decision has been made with respect to the payment of dividends.

HOW WILL THE COMMON STOCK BE TRADED?

PSB Holdings, Inc.'s stock is expected to trade on the NASDAQ National Market under the symbol "___". However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF PUTNAM SAVINGS BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of Putnam Savings Bank plan to purchase, in the aggregate, $2,480,000 worth of stock or approximately 6.43610.6% of the common stock offered at the midpoint of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the subscription offering.


                            STOCKINFORMATION CENTER

FOR ADDITIONAL INFORMATION YOU MAY VISIT OR CALL OUR STOCK INFORMATION CENTER MONDAY THROUGH FRIDAY FROM 9:00 A.M. TO 4:00 P.M., LOCATED IN OUR MAIN OFFICE AT 40 MAIN STREET, PUTNAM, CONNECTICUT.


                                 (860) ___-____


                                    QUESTIONS

                                       AND

                                     ANSWERS

                               PSB HOLDINGS, INC.

                               LOGO AS APPLICABLE

                               HOLDING COMPANY FOR

                               PUTNAM SAVINGS BANK


THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY PSB HOLDINGS INC., PUTNAM SAVINGS BANK, PUTNAM BANCORP, MHC, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

PSB HOLDINGS, INC.

                          STOCK ORDER FORM INSTRUCTIONS


ALL SUBSCRIPTION ORDERS ARE SUBJECT TO THE PROVISIONS OF THE STOCK ISSUANCE
PLAN.

ITEMS 1 AND 2 - Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares ordered by the subscription price of $10.00 per share. The minimum purchase is $250 or 25 shares of common stock. The maximum individual purchase is $250,000 or 25,000 shares of common stock. The maximum purchase for any person or persons acting in concert is $500,000 or 50,000 shares of common stock. For additional information and limits, see "The Stock Offering - Limitations on Purchase of Shares" in the prospectus.

ITEM 3 - Payment for shares may be made by check or money order payable to PSB Holdings, Inc. DO NOT MAIL CASH. Your funds will earn interest at our passbook savings rate until the stock offering is completed.

ITEM 4 - To pay by withdrawal from a savings account or certificate of deposit at Putnam Savings Bank, insert the account number(s) and the amount(s) you wish to withdraw from each account. If more than one signature is required for a withdrawal, all signatories must sign in the signature box at the bottom of the Stock Order and Certification Form. TO WITHDRAW FROM AN ACCOUNT WITH CHECKING PRIVILEGES, PLEASE WRITE A CHECK. Putnam Savings Bank will waive any applicable penalties for early withdrawal from certificate of deposit accounts. A hold will be placed on the account(s) for the amount(s) you indicate to be withdrawn, which means that you may not withdraw these funds. Payments will remain in the account(s) earning their respective rate of interest until the stock offering closes.

ITEM 5 - Please check the appropriate box to tell us the earliest of the dates that applies to you, or if not applicable, if you are a member of the local community or the general public.

ITEM 6 - Please check this box if you are a director, officer or employee of Putnam Savings Bank, or a member of such person's household.

ITEM 7 - Please check this box if you have a National Association of Securities Dealers, Inc. ("NASD") affiliation (as defined on the reverse side of the Stock Order and Certification Form.)

ITEM 8 - Please review the preprinted qualifying account number(s) information. THE ACCOUNT NUMBER(S) LISTED MAY NOT BE ALL OF YOUR ACCOUNT NUMBERS. You should list any other qualifying accounts that you may have or had with Putnam Savings Bank in the box located under the heading "Additional Qualifying Accounts." These may appear on other Stock Order and Certification Forms you have received. For example, if you are ordering stock in just your name, you should list all of your deposit accounts as of the earliest date that you were a depositor. Similarly, if you are ordering stock jointly with another depositor, you should list all deposit accounts under which either of you are owners, i.e., individual accounts, joint accounts, etc. If you are ordering stock in your minor child's or grandchild's name under the UNIFORM GIFT TO MINORS ACT, the minor must have had a deposit account on one of the two dates and you should list only their account number(s). If you are ordering stock through a corporation, you need to list just that corporation's deposit accounts, as your individual account(s) do not qualify. FAILURE TO LIST ALL OF YOUR QUALIFYING ACCOUNTS MAY RESULT IN THE LOSS OF PART OR ALL OF YOUR SUBSCRIPTION RIGHTS.

ITEM 9 - The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of PSB Holdings, Inc. common stock. Please complete this section as fully and accurately as possible, and be certain to supply your social security or tax I.D. number(s) and your daytime and evening phone numbers. We will need to call you if we cannot execute your order as given. If you have any questions regarding the registration of your stock, please consult your legal advisor or call the Stock Information Center at (___) ___-____. SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE. If you are an eligible or supplemental eligible account holder or other member, to protect your priority over other purchasers as described in the prospectus, you must take ownership in at least one of the account holder's names.

NOTE: The order form is to be received (not postmarked) at 40 Main Street, Putnam, CT 06260, or at any of our branch offices or in the post office box on the stock order return envelope, by the end of the subscription offering on _________ ___, ____ at 5:00p.m., Connecticut time.

        PLEASE BE SURE TO SIGN THE CERTIFICATION FORM ON THE BACK OF THE
                                STOCK ORDER FORM.

                  (SEE REVERSE SIDE FOR STOCK OWNERSHIP GUIDE)

PSB HOLDINGS, INC.

                              STOCK OWNERSHIP GUIDE


INDIVIDUAL - The stock is to be registered in an individual's name only. You may not list beneficiaries for this ownership.

JOINT TENANTS - Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

TENANTS IN COMMON - Tenants in common may also identify two or more owners. When stock is to be held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

UNIFORM GIFT AND TRANSFER TO MINORS ACTS - For residents of CONNECTICUT and many states, stock may be held in the name of a custodian for the benefit of a minor under the UNIFORM GIFT TO MINORS ACT. For residents in other states, stock may be held in a similar type of ownership under the UNIFORM TRANSFER TO MINORS ACT of the individual state. For either form of ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the child reaches legal age. Only one custodian and one minor may be designated.

INSTRUCTIONS: On the first name line, print the first name, middle initial and last name of the minor, with the abbreviation followed by the notation UGMA-CT or UTMA-Other State. Print the first name, middle initial and last name of the custodian on the second name line followed by abbreviation "CUST." LIST ONLY THE MINOR'S SOCIAL SECURITY NUMBER.

CORPORATION/PARTNERSHIP - Corporations/partnerships may purchase stock. Please provide the corporation/partnership's legal name and Tax I.D. number. To have depositor rights, the corporation/partnership must have an account in its legal name. Please contact the Stock Information Center to verify depositor rights and purchase limitations.

INDIVIDUAL RETIREMENT ACCOUNT - Individual retirement account ("IRA") holders may make stock purchases from their deposits through a PREARRANGED "trustee-to-trustee" transfer. Stock may only be held in a self-directed IRA. IRAs AT PUTNAM SAVINGS BANK ARE NOT SELF-DIRECTED. PLEASE CONTACT YOUR BROKER OR SELF-DIRECTED IRA PROVIDER AS QUICKLY AS POSSIBLE TO EXPLORE THIS OPTION. ESTABLISHING A SELF-DIRECTED IRA AND COMPLETING A "TRUSTEE-TO-TRUSTEE" TRANSFER CAN FREQUENTLY REQUIRE SEVERAL DAYS' TIME.
Registration for IRAs: On Name Line 1 - list the name of the broker or trust department followed by CUST or TRUSTEE.
                       On Name Line 2 - FBO (for benefit of) YOUR NAME IRA a/c
                       #______.
                       Address will be that of the broker/trust department to where the stock certificate will be sent.
                       The social security/tax I.D. number(s) will be either yours or your trustees, AS THEY DIRECT.
                       Please list YOUR phone numbers.

FIDUCIARY/TRUST - Generally, fiduciary relationships (such as trusts, estates, guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity.

INSTRUCTIONS: On the first name line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first name line. Following the name, print the fiduciary title such as trustee, executor, personal representative, etc. On the second name line, print the name of the maker, donor or testator or the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after "Under Agreement Dated," fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

              (SEE REVERSE SIDE FOR STOCK ORDER FORM INSTRUCTIONS)

                               PUTNAM SAVINGS BANK


                               COMMUNITY INVESTOR
                                  PRESENTATION


                                 SEPTEMBER 2004

                                   MANAGEMENT

- THOMAS A. BORNER, CHAIRMAN OF THE BOARD

- ROBERT G. COCKS, JR., PRESIDENT AND CHIEF EXECUTIVE OFFICER

- ROBERT J. HALLORAN, JR., SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                                  TOTAL ASSETS

             (IN THOUSANDS)
06/30/2002   $      223,840
06/30/2003   $      243,703
03/31/2004   $      252,652

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                                    ASSET MIX

                     TOTAL ASSETS = $253 MILLION AT 03/31/04

LOANS, NET              52%
OTHER ASSETS             3%
CASH & EQUIV.            2%
INVESTMENT SECURITIES   43%

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                              LOANS RECEIVABLE, NET

              MILLIONS
06/30/2002   $ 112,208
06/30/2003   $ 120,464
03/31/2004   $ 132,611

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                               LOAN PORTFOLIO MIX

                     GROSS LOANS = $136 MILLION AT 03/31/04

RESIDENTIAL MORTGAGE     75%
COMMERCIAL REAL ESTATE   17%
CONSTRUCTION              4%
C & I                     3%
CONSUMER & OTHER          1%

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

                            SCHEDULED LOAN REPAYMENTS

                         FIXED AND ADJUSTABLE RATE LOANS

                                   DUE AFTER JUNE 30, 2004
                             ------------------------------------
                                FIXED       ADJUSTABLE      TOTAL
                             --------   --------------   --------
                                        (IN THOUSANDS)
MORTGAGE LOANS:
    RESIDENTIAL                47,995           14,392     62,387
    COMMERCIAL REAL ESTATE      8,834              207      9,041
                             --------   --------------   --------
  TOTAL MORTGAGE LOANS       $ 56,829   $       14,599   $ 71,428
                             --------   --------------   --------

CONSUMER AND OTHER LOANS          581                         581
                             --------   --------------   --------

COMMERCIAL                        375                         375

  TOTAL LOANS                $ 57,785   $       14,599   $ 72,384
                             ========   ==============   ========

Scheduled repayments of fixed- and adjustable rate loans at June 30, 2003 that are contractually due after June 30, 2004.

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                      NON-PERFORMING ASSETS TO TOTAL ASSETS

06/30/2002   0.08%
06/30/2003   0.48%
03/31/2004   0.37%

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

            ALLOWANCE FOR LOAN LOSS RESERVES TO NON-PERFORMING LOANS

06/30/2002   705.7%
06/30/2003   109.1%
03/31/2004   137.2%

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                               DEPOSIT ACCOUNT MIX
                    TOTAL DEPOSITS = $197 MILLION AT 03/31/04

NOW ACCOUNTS            4%
SAVINGS                23%
MONEY MARKET & OTHER   24%
REGULAR CD'S           26%
JUMBO CD'S             13%
DEMAND DEPOSITS        10%

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                             EQUITY TO TOTAL ASSETS

06/30/2002   9.22%
06/30/2003   9.46%
03/31/2004   9.59%

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                                   NET INCOME

             (IN THOUSANDS)
06/30/2002      $   884
06/30/2003      $ 1,354
03/31/2004      $ 1,158

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                            RETURN ON AVERAGE ASSETS

06/30/2002   0.44%
06/30/2003   0.59%
03/31/2004   0.63%

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                            RETURN ON AVERAGE EQUITY

06/30/2002   4.52%
06/30/2003   6.19%
03/31/2004   6.66%

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                               NET INTEREST MARGIN

06/30/2002   2.86%
06/30/2003   3.01%
03/31/2004   3.14%

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

[CHART]

                                EFFICIENCY RATIO

06/30/2002   79.74%
06/30/2003   73.15%
03/31/2004   73.76%

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

                              PREFERENCE CATEGORIES

A. Eligible Account Holders (03/31/03)

B. Tax-Qualified Employee Stock Ownership Plan (ESOP)

C. Supplemental Eligible Account Holders (06/30/04)

D. Other Depositors, as of July 31, 2004

E. Employees, Officers and Directors

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

                                 PRO FORMA DATA

                                                                 15% ABOVE
                                MINIMUM    MIDPOINT   MAXIMUM     MAXIMUM
                                ------------------------------------------
GROSS PROCEEDS (000'S)            19,858     23,363     26,867      30,897

STOCKHOLDERS EQUITY (000'S)       41,216     44,307     47,398      50,952

STOCKHOLDERS EQUITY PER SHARE   $   9.23   $   8.44   $   7.85   $    7.33

NET INCOME (000'S)                 1,137      1,133      1,130       1,126

EARNINGS PER SHARE              $   0.26   $   0.22   $   0.19   $    0.16

PRICE TO BOOK                     108.34%    118.48%    127.39%     136.43%

PRICE TO EARNINGS                  28.85x     34.09x     39.47x      46.88x

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

             POST-CONVERSION AND REORGANIZATION CORPORATE STRUCTURE

--------------------------------          --------------------------------------
      PUTNAM BANCORP, MHC                           PUBLIC STOCKHOLDERS
--------------------------------           (INCLUDING THE CHARITABLE FOUNDATION)
                                          --------------------------------------
               |                                          |
53.7% OF THE   |                                          |  46.3% OF THE
COMMON STOCK   |                                          |  COMMON STOCK
               |                                          |
               |                                          |
               |                                          |
--------------------------------------------------------------------------------
                               PSB HOLDINGS, INC.
--------------------------------------------------------------------------------
                                        |
                                        |  100% OF THE COMMON STOCK
                                        |
--------------------------------------------------------------------------------
                               PUTNAM SAVINGS BANK
--------------------------------------------------------------------------------

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

                        WE THANK YOU FOR YOUR INTEREST IN

                               PUTNAM SAVINGS BANK

                                 NASDAQ: "XXXX"

[KEEFE, BRUYETTE & WOODS, INC. LOGO]

                            YOU ARE CORDIALLY INVITED
                        TO A COMMUNITY INVESTORS MEETING

                    TO LEARN MORE ABOUT THE STOCK OFFERING OF
                               PSB HOLDINGS, INC.

Senior executives of Putnam Savings Bank and its investment bankers will present information and answer your questions about the Minority Stock Issuance and Prospectus, as well as about the business and operations of Putnam Savings Bank of Putnam, CT.


                    DATE:       SEPTEMBER X, 2004

                    TIME:       7:00 P.M.

                    LOCATION:   PUTNAM, CONNECTICUT


THERE WILL BE A REGISTERED REPRESENTATIVE AT THE FOLLOWING LOCATION AT THE TIMES
                                     NOTED.


                            STOCK INFORMATION CENTER
                                 40 MAIN STREET
                                   PUTNAM, CT

                     MONDAY - FRIDAY 9:00 A.M. TO 5:00 P.M.

                                 (860) XXX-XXXX

THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY PSB HOLDINGS, INC., PUTNAM SAVINGS BANK, PUTNAM BANCORP MHC, INC., THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.